GAMMON LAKE RESOURCES INC.	MEXGOLD RESOURCES INC.
1601 Lower Water Street	1601 Lower Water Street
Suite 402, Summit Place, PO Box 2067	Suite 402, Summit Place, PO Box 2067
Halifax, Nova Scotia, B3J 2Z1	Halifax, Nova Scotia, B3J 2Z1
Tel: 902-468-0614 Fax: 902-468-0631	Tel: 902-468-0614 Fax: 902-468-0631
www.gammonlake.com	www.mexgold.com
TSX:GAM / AMEX:GRS / BSX:GL7	TSXV:MGR

Halifax, August 2, 2006

Gammon Lake Resources and Mexgold Resources Obtain Final Court Approval for Business Combination

Gammon Lake Resources Inc. ("Gammon Lake") (TSX:GAM and AMEX:GRS) and Mexgold Resources Inc. ("Mexgold") (TSX-V:MGR) are pleased to announce that the Ontario Superior Court of Justice has today issued a final order approving the proposed business combination of Mexgold with Gammon Lake which was announced on June 26, 2006. This approval was required prior to the business combination being completed, which is expected to happen on or about August 4, 2006.

Following the completion of the transaction, the common shares of Mexgold will be delisted from the TSX Venture Exchange. Following the completion of the transaction, each common share of Mexgold will entitle its holder to receive 0.47 common shares of Gammon Lake.

About Gammon Lake

Gammon Lake Resources Inc. is a Nova Scotia based mineral exploration and mining Company with properties in Mexico. The company's flagship Ocampo Gold-Silver Project is now in production and Gammon Lake is moving toward becoming a mid-tier gold and silver producer in 2006. The company is 100% unhedged and is fully financed following a US$40 million increase in its credit facility to finance remaining costs related to the Ocampo project.

About Mexgold

Mexgold Resources has been producing gold and silver from the El Cubo Mine since the Company acquired the mine in March, 2004. Mexgold has a cash position of approximately C$36 million. During the first quarter of 2006 the mine produced 10,643 ounces of gold and 496,783 ounces of silver. Mexgold is currently 23% owned by Gammon Lake.

Cautionary Statement

No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

This News Release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of applicable Canadian legislation. All statements other than statements of historical fact, included in this release, including, without limitation, statements regarding potential mineralization and reserves, synergies and financial impact of the proposed transaction, the competitive position of the combined company, the benefits of the proposed transaction, exploration results, and future plans and objectives of Gammon Lake and Mexgold, are forward-looking statements

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(or forward-looking information) that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from Gammon Lake's and Mexgold's expectations include, among others, risks related to international operations, the businesses of Gammon Lake and Mexgold not being successfully integrated or such integration proving more difficult, time consuming or costly than expected, not realizing on potential benefits of the combination, the actual results of current exploration activities, conclusions of economic evaluations and changes in project parameters as plans continue to be refined as well as future prices of gold and silver, as well as those factors discussed in the section entitled "Risk Factors" in Gammon Lake's Form 40-F and Annual Information Form as filed with the United States Securities and Exchange Commission and Mexgold's Management's Discussion and Analysis as filed with securities regulatory authorities in Canada. Although Gammon Lake and Mexgold have attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended.

There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Neither Gammon Lake nor Mexgold undertakes to update any forward-looking statements that are included herein, except in accordance with applicable securities laws.

For further information please visit the Gammon Lake or Mexgold websites at www.gammonlake.com or www.mexgold.com.

For additional information please contact:

Bradley H. Langille	Jodi Eye
Chief Executive Officer	Investor Relations
Gammon Lake Resources Inc. and	Gammon Lake Resources Inc. and
Mexgold Resources Inc.	Mexgold Resources Inc.
902-468-0614	902-468-0614

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